News from

Buckeye

FOR IMMEDIATE RELEASE
                                              Contact:                                                             Steve Dean
                                                                                                                  Sr. Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE BOARD APPROVES EXPANDING HIGH-PURITY SPECIALTY WOOD PULP CAPACITY

Expands high-end specialty capacity by 42,000 tons
Supports strategic customers’ growth
Returns well above cost of capital

MEMPHIS, TN, October 25, 2011 - Buckeye Technologies Inc. (NYSE:BKI) today announced that its Board of Directors approved funding to increase the high-end specialty wood pulp capacity by 42,000 tons at its Buckeye Florida “Foley” operation.  The cost of the project is expected to be approximately $79 million with an anticipated rate of return of 15% to 20%.  Engineering and design work is nearing completion, and construction is expected to begin in January 2012 with project startup planned for December 2012.  This investment will be funded by cash flow from operations.

Buckeye's Chairman and Chief Executive Officer John Crowe said, “This specialty expansion project will provide much needed high-purity specialty volume for strategic customers in all of our high-end markets including casings, tire cord, ethers, filtration, micro-crystalline cellulose, and acetate. Additionally, this will improve our overall plant product mix from 42% specialty wood pulp to just over 50% specialty wood pulp while maintaining the Foley plant’s existing total capacity at 465,000 tons per year.  This is the type of high-return organic growth opportunity that we will continue to target as we allocate our free cash flow to its highest and best use.  We believe this project will provide excellent value to our customers and our shareholders.”

Note Regarding Forward-Looking Statements
This press release also contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential," or "continue” (or the negative or other derivatives of each of these terms or similar terminology). The "forward-looking statements" include, without limitation, statements regarding the estimated cost of the project, expected rate of return, and the estimated timeline for the construction and startup of the project. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission